For Immediate Release

Broder Bros., Co. Announces Senior Management Changes

Trevose, PA – October 25, 2005 – Broder Bros., Co. (the “Company” or “Broder”) today announced the resignations of Vince Tyra, Chief Executive Officer, and Mark Barrocas, President. The Company also announced that Thomas Myers, Director, has been appointed Interim Chief Executive Officer effective immediately. The Company has commenced a search process to fill the vacancies resulting from the resignations of Messrs. Tyra and Barrocas.

Vince Tyra joined the Company as its Chief Executive Officer effective with the purchase of Broder by Bain Capital in May 2000. Mr. Tyra has decided to spend more time with his family in Louisville, KY where he expects to tend to his personal investments. Mark Barrocas was named President of Broder in February 2005. Mr. Barrocas has accepted another position outside the imprintable sportswear distribution industry. To facilitate a smooth transition, Mr. Tyra has agreed to stay with Broder through December 2005 and Mr. Barrocas will remain with the Company through November 18, 2005.

“While the overlapping timing of the unrelated departures of two of our senior executives is unfortunate, the Company remains strongly positioned for success,” commented Thomas Myers, Interim Chief Executive Officer. “The industry supply issues that challenged the Company during the first three quarters of 2005 have eased considerably and our private label brands continue to gain momentum,” continued Myers. “Although we do not intend to use it any time this year, the recent increase in our revolving credit facility from $175 million to $225 million ensures the Company’s liquidity is secure. Speaking on behalf of Bain Capital, we have always been highly confident in the talents of Broder’s management team which go much deeper than two executives. The Company will continue to fill over 15,000 orders and ship over one million shirts every day, and we remain extremely optimistic and committed to the success of Broder Bros.,” concluded Myers.

On Tuesday, November 8, 2005, the Company will announce its results of operations and host a conference call for the third fiscal quarter ended September 24, 2005. Thomas Myers, Interim Chief Executive Officer and Director, and David Hollister, Chief Financial Officer, will host the conference call and will provide additional details regarding the resignations of Messrs. Tyra and Barrocas at that time. The time of the call and dial-in information will be released approximately one week prior to the call.

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha,” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 17 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

The Broder, Alpha, and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil, as well as many exclusive brands including Nike Golf, Champion, Columbia Sportswear, Perry Ellis, Weatherproof and Adidas Golf. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, Luna Pier, HYP, Desert Wash, Great Republic, Apples & Oranges and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s web-sites: www.broderbros.com, www.alphashirt.com, and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our increasing emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

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